Exhibit 99.1

             YORK International Announces Key Executive Appointments

    YORK, Pa.--(BUSINESS WIRE)--Dec. 8, 2003--YORK International Corporation (NYSE:YRK) today announced that it has named David Heck as Chief Governance Officer and Director of Internal Audit and David Elder as Corporate Controller.
    Mr. Heck will be working closely with the board of directors, the corporate management team, and the business units on matters relating to risks and corporate governance. He will also be responsible for oversight of YORK's internal audit programs.
    Mr. Heck has been Controller at YORK International since January 2000. Prior to joining the Company, he was Director of Strategic Analysis and Corporate Controller of Superior Group, Inc. from 1995 to 1999, Corporate Controller and Accounting Manager for LFC Financial Corporation from 1983 to 1995, and Audit Manager with Deloitte, Haskins & Sells from 1976 to 1983. He holds a Masters in Business Administration and a Bachelor of Science degree from Lehigh University and is a certified public accountant.
    Commenting on Mr. Heck's appointment, President, C. David Myers said, "The appointment of Dave Heck to this important role reflects YORK's continued emphasis on corporate governance, risk assessment, controls and disclosure."
    Mr. Elder, who has been Director of Financial Planning and Analysis since August 2000, joined the company in 1995, and has held increasingly responsible positions at YORK, including Manager of Financial Reporting. Prior to joining YORK, Mr. Elder was in Internal Audit at Hershey Foods Corporation from 1994 to 1995 and with KPMG, LLP from 1991 to 1994.
    In his new role at YORK, Mr. Elder will be the chief accounting officer for the company and be responsible for accounting and SEC reporting. He is a certified public accountant and holds a Bachelor of Science degree from The Pennsylvania State University.
    "I am pleased to have talented executives in these key positions," said David Kornblatt, Vice President and Chief Financial Officer. "Both Elder and Heck have a proven track record and I am confident they will provide excellent financial leadership."
    YORK International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.


    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008